Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Reports Fourth Quarter 2008 Results

Full-Year Net Revenues Exceed $500 Million

TAMPA, Fla. – Feb. 10, 2009 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today reported results for fourth quarter 2008.

•	Total revenue for fourth quarter 2008 was $125.9 million, a 24.1% increase compared to fourth quarter 2007.

•	Net revenue, which excludes off-network database queries, was $125.0 million, a 24.7% increase compared to fourth quarter 2007.

•	Net income was $17.3 million, or $0.25 per diluted share, 3.8% and 3.2% increases respectively compared to fourth quarter 2007.

•	Cash net income, a non-GAAP financial measure described below, was $26.7 million, or $0.39 per diluted share, a 26.4% and 25.7% increase respectively compared to fourth quarter 2007.

•	Adjusted EBITDA, a non-GAAP financial measure described below, was $55.3 million, a 27.6% increase compared to fourth quarter 2007.

•	Operating free cash flow, a non-GAAP financial measure described below, was $42.6 million in the fourth quarter 2008 and totaled $128.6 million for the full year.

“Syniverse capped off a record year with revenues exceeding $500 million,” said Tony Holcombe, President and CEO. “Not only did we continue to benefit from ongoing growth in the global mobile industry, but we also significantly increased our number of global customers. We have a strong business model and solid financials that position us for continued leadership in our sector.”

The company added almost 100 new customers in 2008 and boasts a 98 percent customer retention rate.

David Hitchcock, Executive Vice President and CFO, said the company’s record numbers can be attributed in large part to strong growth in technology interoperability driven by increases in revenues from its messaging and mobile data products. He also said the organization is well-positioned for 2009.

“Syniverse continued to generate significant free cash flow in the fourth quarter, ending the quarter with $165.6 million in cash,” Hitchcock said. “We also took steps in 2008 to increase the efficiency of our business, and we will see the benefits of this cost management program throughout 2009.”

Please refer to the information set forth below under the captions “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures to GAAP” for an explanation of non-GAAP financial measures as well as a reconciliation of such non-GAAP financial measures to GAAP financial measures.

Fourth Quarter 2008 Service Line Revenue

Technology Interoperability Services

Technology interoperability services revenues were $80.1 million in the quarter, a 49.4% increase compared to fourth quarter 2007. The increase includes $12.6 million of revenues attributable to BSG Wireless, which was included in Syniverse’s income statement beginning on January 1, 2008. Excluding revenues from BSG Wireless, technology interoperability revenue grew 25.9%, driven by increases in messaging, mobile data services and advanced wireless services in Asia Pacific.

Network Services

Network services revenues were $30.1 million in the quarter, a 3.2% decrease compared to fourth quarter 2007. Increases in SS7 transport and data networking were offset by declines in other parts of the segment.

Number Portability Services

Number portability services revenues were $7.8 million in the quarter, an 11.5% increase compared to fourth quarter 2007. Results were driven by increased porting volumes in 2008.

Call Processing Services

Call processing services revenues were $6.5 million in the quarter, a 14.9% decrease compared to fourth quarter 2007. This decrease was primarily due to declines in signaling solutions and legacy fraud-related services.

Enterprise Solutions

Enterprise solutions revenues were $0.4 million in fourth quarter 2008.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for fourth quarter 2008 were $0.9 million.

Fourth Quarter 2008 Business Highlights

•	Verizon Wireless and Syniverse announced a three-year contract extension for ongoing data clearing and roaming services.

•	The successful integration of BSG Wireless continues on track. Customers in both EMEA and North America were upgraded to a more efficient processing platform.

•	Run-rate cost synergies related to the BSG acquisition totaled $5.2 million on Dec. 31, 2008.

•	Syniverse launched its comprehensive roaming hub services to help mobile operators solve the business and technical complexities of wireless roaming.

Outlook

The company provided the following outlook for 2009:

Net Revenues	$460 - $480 million
Net Income	$64.5 - 74 million
Adjusted EBITDA	$210 - $225 million
Cash Net Income	$99 - $108 million
Operating Free Cash Flow	in excess of $100 million

With the continuing successful integration of BSG Wireless, Syniverse expects to realize approximately $12 million of annualized run-rate cost savings by the end of 2009. Approximately $5.2 million of the expected cost savings have been realized in 2008, with the remainder to be realized in 2009. Expected Adjusted EBITDA and cash net income have been adjusted to exclude the one-time costs related to integrating the businesses and the duplicative costs that are expected to be eliminated by the end of 2009. For periods beginning on Jan. 1, 2009, cash net income assumes a long-term effective tax rate of 37.5%; for periods through Dec. 31, 2008, the long-term effective tax rate assumption was 39%.

Non-GAAP Measures

Syniverse’s cash net income is determined by first calculating adjusted net income. Adjusted net income is calculated by (i) adding the following items to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization and BSG Wireless transition expenses; (ii) adjusting the resulting pre-tax sum for a provision for income taxes at an assumed long-term tax rate of 39% (37.5% for all periods subsequent to Jan. 1, 2009), which excludes the effect of our net operating losses; and (iii) adding to that sum the cash benefit of our tax-deductible goodwill. The cash benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet, which primarily is the result of acquisitions that we made from Verizon in February 2002 and IOS North America in September 2004. Specifically, while this goodwill is not amortized for GAAP purposes, the amortization of goodwill is nonetheless deductible in calculating our taxable income and, hence, reduces actual cash tax liabilities.

Syniverse’s Adjusted EBITDA is determined by adding the following items to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, and BSG Wireless transition expenses.

Syniverse’s operating free cash flow is determined by adding the following items to (or subtracting them from) net cash provided by operating activities: (capital expenditures), (cash received in legal settlement), change in working capital due to ITHL contingent payment and change in working capital due to payment of BSG pre-acquisition contractual obligation.

A reconciliation of adjusted net income, cash net income and Adjusted EBITDA to net income, the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.” A reconciliation of operating free cash flow to net cash provided by operating activities, the closest GAAP measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.”

We present adjusted net income, cash net income and related per-share amounts because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We believe that adjusted net income provides our investors with valuable insight into our profitability exclusive of certain adjustments. In addition, cash net income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. We rely on adjusted net income and cash net income as primary measures of Syniverse’s earnings exclusive of these certain and other non-cash charges.

We present Adjusted EBITDA and operating free cash flow because we believe that Adjusted EBITDA and operating free cash flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and operating free cash flow as primary measures to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and operating free cash flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA and operating free cash flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that the disclosure of Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income is useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income have limitations as analytical tools, and you should not rely upon them, or consider them in isolation or as a substitute for GAAP measures, such as net income, cash flows from operating activities and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, Adjusted EBITDA and operating free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Adjusted net income and cash net income also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income as supplemental information only.

Fourth Quarter 2008 Earnings Call

Syniverse will host a conference call today at 4:30 p.m. ET to discuss these results. To participate on this call, U.S. callers may dial toll free 1-800-901-5247; international callers may dial direct (+1) 617-786-4501. The passcode for this call is 79485194. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents. The accompanying slides for the conference call have been posted to the Syniverse website at www.syniverse.com. A replay of this call will be available beginning at approximately 7:30 p.m. ET on Feb. 10 and will remain available through Feb. 24 at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 62057126.

About Syniverse

Syniverse Technologies (NYSE:SVR) provides solutions that allow more than 600 communications companies in over 120 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Syniverse to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation: statements regarding Syniverse’s ability to continue to report positive results in future periods and/or to continue to experience organic growth; Syniverse’s ability to realize the benefits of investments that it has made in its people and technology; Syniverse’s ability to continue to realize a positive global renewal rate; Syniverse’s ability to successfully and timely integrate BSG Wireless, and to realize the anticipated cost savings of that integration when and in the amounts anticipated; Syniverse’s ability to realize the benefits of the cost management program begun in 2008; Syniverse’s positioning in a worsening global economy; Syniverse’s ability to reduce its long-term effective tax rate; and Syniverse’s guidance for 2009, as contained under the caption “Outlook,” including, without limitation, expected net revenues, net income, adjusted EBITDA, cash net income and operating free cash flow for 2009, as well as the assumptions, estimates, and judgments applied in creating such guidance.

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those other risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended December 31, 2007 under the captions “Management’s

Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” and “Risk Factors” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as otherwise may be required by law.

# # #

For more information:

Jim Huseby

Syniverse Investor Relations

+1 813.637.5000

Diane Rose

Syniverse Corporate Communications

+1 813.637.5077

diane.rose@syniverse.com

Syniverse Holdings, Inc

Condensed Consolidated Statements of Income (unaudited)

and Other Supplemental Information

(In thousands except per share information)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Technology Interoperability Services	$80,108	$53,609	$317,685	$184,471
Network Services	30,147	31,129	122,529	124,788
Number Portability Services	7,829	7,024	29,291	27,128
Call Processing Services	6,472	7,600	29,720	31,421
Enterprise Solutions	444	861	2,387	4,084

Revenues excluding Off Network Database Queries	125,000	100,223	501,612	371,892
Off Network Database Queries	923	1,270	4,744	5,632

Total Revenues	125,923	101,493	506,356	377,524

Cost of operations	42,536	35,420	165,236	137,520

Gross Margin	83,387	66,073	341,120	240,004

Gross Margin %	66.2%	65.1%	67.4%	63.6%
Gross Margin % before Off Network Database Queries	66.7%	65.9%	68.0%	64.5%

Sales and marketing	11,524	8,690	45,549	30,637
General and administrative	21,447	15,017	79,241	56,937
Depreciation and amortization	14,111	11,003	55,344	42,867
Restructuring	—	(25)	(29)	2,211

Operating income	36,305	31,388	161,015	107,352

Other expense, net
Interest expense, net	(8,451)	(6,157)	(35,352)	(23,554)

Other, net	(23)	(107)	(402)	(69)

	(8,474)	(6,264)	(35,754)	(23,623)

Income before provision for income taxes	27,831	25,124	125,261	83,729

Provision for income taxes	10,579	8,498	46,797	31,310

Net income	$17,252	$16,626	$78,464	$52,419

Net income per share
Basic	$0.25	$0.25	$1.16	$0.78
Diluted	$0.25	$0.25	$1.15	$0.78

Shares used in calculation
Basic	67,814	67,438	67,675	67,333
Diluted	68,165	67,786	68,097	67,531

Other Supplemental Information:

Revenue by region (1) (unaudited):	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
North America (U.S. and Canada)	$89,947	$77,966	$361,438	$291,186
Asia Pacific	14,015	11,198	46,445	41,725
Caribbean and Latin America (includes Mexico)	7,253	6,833	30,666	23,860
Europe, Middle East and Africa	13,785	4,226	63,063	15,121

Subtotal non - North American Revenue	35,053	22,257	140,174	80,706

Revenues excluding Off Network Database Queries	125,000	100,223	501,612	371,892
Off Network Database Queries	923	1,270	4,744	5,632

Total Revenues	$125,923	$101,493	$506,356	$377,524

(1)	Based on “bill to” location on invoice.

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Reconciliation to adjusted EBITDA
Net income	$17,252	$16,626	$78,464	$52,419
Interest expense, net	8,451	6,157	35,352	23,554
Provision for income taxes	10,579	8,498	46,797	31,310
Depreciation and amortization	14,111	11,003	55,344	42,867
Restructuring	—	(25)	(29)	2,211
SFAS 123R non-cash compensation	1,467	1,118	5,205	3,564
BSG Wireless transition expenses	3,482	—	13,159	—

Adjusted EBITDA	$55,342	$43,377	$234,292	$155,925

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Reconciliation to adjusted net income and cash net income
Net income	$17,252	$16,626	$78,464	$52,419
Add provision for income taxes	10,579	8,498	46,797	31,310

Income before provision for income taxes	27,831	25,124	125,261	83,729

Restructuring	—	(25)	(29)	2,211
SFAS 123R non-cash compensation	1,467	1,118	5,205	3,564
Purchase accounting amortization	7,293	4,703	28,650	18,812
BSG Wireless transition expenses	3,482	—	13,159	—

Adjusted income before provision for income taxes	40,073	30,920	172,246	108,316

Less assumed provision for income taxes at 39%	(15,628)	(12,059)	(67,176)	(42,243)

Adjusted net income	24,445	18,861	105,070	66,073

Add cash savings of tax deductible goodwill(1)	2,301	2,301	9,204	9,204

Cash net income	$26,746	$21,162	$114,274	$75,277

Adjusted net income per share	$0.36	$0.28	$1.54	$0.98
Cash net income per share	$0.39	$0.31	$1.68	$1.11
Diluted shares outstanding	68,165	67,786	68,097	67,531

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Reconciliation to operating free cash flow
Net cash provided by operating activities	$54,056	$53,225	$163,972	$121,262
Capital expenditures	(11,413)	(5,691)	(40,819)	(27,665)
Cash received in legal settlement	—	—	—	(2,500)
Change in working capital due to ITHL contingent payment	—	—	—	6,160
Change in working capital due to payment of BSG pre-acquisition contractual obligation	—	—	5,440	—

Operating Free Cash Flow	$42,643	$47,534	$128,593	$97,257

Supplemental cash flow information:
Cash interest paid	$5,036	$3,056	$36,054	$24,477
Cash income taxes paid	2,051	3,217	11,110	6,042

Syniverse Holdings, Inc.

Consolidated Balance Sheets

(Amounts in thousands except share data)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$165,605	$49,086
Accounts receivable, net of allowances of $2,347 and $3,319, respectively	88,782	79,378
Prepaid and other current assets	20,971	12,240

Total current assets	275,358	140,704

Property and equipment, net	50,251	43,856
Capitalized software, net	60,184	62,615
Deferred costs, net	7,288	10,786
Goodwill	596,662	616,304
Identifiable intangibles, net	208,518	232,023
Other assets	1,573	1,262

Total assets	$1,199,834	$1,107,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,311	$5,006
Accrued payroll and related benefits	20,111	12,016
Accrued interest	5,160	5,910
Accrued taxes	11,243	1,832
Deferred revenues	4,260	5,327
Other accrued liabilities	27,623	32,957
Current portion of Term Note B	3,431	3,459

Total current liabilities	79,139	66,507

Long-term liabilities:
Deferred tax liabilities	65,546	43,587
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	335,382	344,476
Other long-term liabilities	8,925	7,188

Total long-term liabilities	584,853	570,251

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 68,883,632 shares issued and 68,455,634 shares outstanding and 68,683,075 shares issued and 68,302,956 shares outstanding at December 31, 2008 and December 31, 2007, respectively	68	68
Additional paid-in capital	471,524	463,711
Retained earnings	83,315	4,851
Accumulated other comprehensive (loss) income	(19,035)	2,191
Common stock held in treasury, at cost; 391,998 and 380,119 at December 31, 2008 and December 31, 2007, respectively	(30)	(29)

Total stockholders’ equity	535,842	470,792

Total liabilities and stockholders’ equity	$1,199,834	$1,107,550

Syniverse Holdings, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$78,464	$52,419	$89,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	57,115	44,104	42,538
Provision for (recovery of) uncollectible accounts	24	(169)	489
Deferred income tax expense (benefit)	28,883	26,127	(40,304)
Loss on extinguishment of debt	—	—	924
Stock-based compensation	5,205	3,564	1,820
Excess tax benefit from stock based compensation	(479)	—	—
Loss on disposition of property	66	1,075	441
Gain on sale of marketable securities	—	—	(119)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,999)	211	(637)
Other current assets	(1,317)	(733)	2,957
Accounts payable	10,499	2,469	(5,960)
Other current liabilities	(3,396)	(9,126)	6,400
Other assets and liabilities	(93)	1,321	(462)

Net cash provided by operating activities	163,972	121,262	97,811

Cash flows from investing activities
Capital expenditures	(40,819)	(27,665)	(19,921)
Proceeds from the sale of marketable securities	—	—	119
Acquisition of BSG Wireless, net of acquired cash	(823)	(273,553)	—
Acquisition of ITHL, net of acquired cash	—	(735)	(43,881)

Net cash used in investing activities	(41,642)	(301,953)	(63,683)

Cash flows from financing activities
Debt issuance costs paid	—	(7,180)	—
Repayment of 12.75% senior subordinated notes due 2009 including prepayment of premium and related fees	—	—	(15,424)
Borrowings under delayed draw term loans	—	290,000	—
Principal payments on senior credit facility	(3,510)	(81,566)	(41,763)
Issuances of stock under employee stock purchase plan	823	730	—
Issuance of stock for stock options exercised	1,987	670	140
Minimum tax withholding on restricted stock awards	(681)	(378)	—
Excess tax benefit from stock-based compensation	479	—	—
Purchase of treasury stock	(1)	(1)	(5)

Net cash provided by (used in) financing activities	(903)	202,275	(57,052)

Effect of exchange rate changes on cash	(4,908)	798	334

Net increase (decrease) in cash	116,519	22,382	(22,590)
Cash at beginning of period	49,086	26,704	49,294

Cash at end of period	$165,605	$49,086	$26,704

Supplemental cash flow information
Interest paid	$36,054	$24,477	$26,455
Income taxes paid	11,110	6,042	764

Supplemental non-cash transactions
Reduction of goodwill and restructuring reserve accrual	—	—	72

Syniverse Holdings Inc.

Reconciliation of Non GAAP Measure Estimates to GAAP (unaudited)

	2009E Low	2009E High
(in millions)
Reconciliation to adjusted EBITDA
Net income	$64.5	$74.0
Interest expense, net	32.0	32.0
Provision for income taxes	38.0	43.5
Depreciation and amortization(1)	62.5	62.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted EBITDA	$210.0	$225.0

Reconciliation to adjusted net income and cash net income
Net income	$64.5	$74.0
Add provision for income taxes	38.0	43.5

Income before provision for income taxes	102.5	117.5

Adjustments to income before provision for income taxes

Purchase accounting amortizations	28.5	28.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted income before provision for income taxes	144.0	159.0

Less assumed provision for income taxes(3)	(54.2)	(60.2)

Adjusted net income	89.8	98.8

Add cash savings of tax deductible goodwill(4)	9.2	9.2

Cash net income	$99.0	$108.0

1)	Includes purchase accounting amortizations.
2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and:
b)	Duplicative data processing and headcount expenses that we do not plan to remain following the full integration.
3)	Effective Jan. 1, 2009, the long-term effective tax rate assumed is 37.5%. For periods through Dec. 31, 2008, the long-term effective tax rate was 39%.
4)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.